Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts: Analysts — Mel Stephens (248) 447-1624

Media — Andrea Puchalsky (248) 447-1651

Lear Corporation Initiates Quarterly Cash Dividend

     Southfield, Mich., November 13, 2003 — Lear Corporation [NYSE: LEA] today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable on January 9, 2004 to shareholders of record at the close of business on December 15, 2003.

     “The initiation of a dividend reflects our earnings performance and the prospect of continued strong cash generation in the future,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.

     Rossiter continued, “The payment of a dividend will complement our existing programs of reinvesting cash for growth and further debt reduction. Going forward, our company remains focused on delivering strong cash flows, and we are committed to investing this cash in order to maximize shareholder value.”

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by 115,000 employees in more than 280 facilities located in 33 countries. Additional information about Lear and its products is available on the Internet at www.lear.com.

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Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal proceedings, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update them.

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